Exhibit T3A-26.1

FORM 2

4715
Company No.

COMPANIES ACT 1991

CERTIFICATE OF INCORPORATION

U-MOBILE (CELLULAR) INC.

I, PAULA FERDINAND, Registrar of Joint Stock Companies of Guyana, DO HEREBY CERTIFY that U-MOBILE (CELLULAR) INC. formerly CEL*STAR GUYANA INC which name was changed by special resolution dated 9th November 2006 was duly incorporated on under the Companies Act, Chapter 89:01 as a limited liability company and was duly continued under the Companies Act 1991.

IN FAITH AND TESTIMONY WHEREOF I have subscribed my name and office and have caused thereto be affixed the seal of the said office this 22nd day of November 2006

REGISTRAR OF JOINT STOCK COMPANIES GUYANA

QUOD ATTESTOR

Dep REGISTRAR OF JOINT STOCK COMPANIES

Office of the Registrar of Joint Stock Companies
Republic of Guyana

REGISTRAR OF COMPANIES GUYANA

Certified a True Copy
Certifying Clerk
4-5-23